Exhibit 10.5

A. T. Cross Company

Deferred Compensation Plan

For Non-Employee Directors

Terms and Conditions
1.

Introduction: This A.T. CROSS Company Deferred Compensation Plan for Non-Employee Directors (the "Plan") is an amendment and restatement of the A.T. CROSS COMPANY Deferred Compensation Plan (the "Employee Plan") as it heretofore applied to non-employee directors of the A.T. Cross Company (the "Company").

2.	Eligibility: Eligibility in the Plan shall be limited to non-employee members of the Company's Board of Directors (the "Board").

3.

Deferral Elections: Plan participants can defer a portion of their Director's fees (retainer, meeting fees, committee fees) each year during the duration of the Plan. All elections to defer shall be made in writing and shall be effective upon receipt and acceptance by the Company. Elections with respect to compensation to be earned during a calendar year shall be made not later than the last day of the preceding calendar year, and once made shall be irrevocable for that year. Amounts deferred by a participant will be payable at the end of the deferral period elected by the participant at the time of deferral, which shall in no event extend beyond the participant's ceasing to be a Director for any reason.

4.

Deferral Accounts: All amounts deferred by a participant will be credited to a separate book account in his name by the Company. The participant may elect that amounts credited to his account be allocated between two sub-accounts: the "Interest Income Account" and the "Common Stock Account". A participant who has made a deferral election for the 2001 calendar year may make such an investment election with respect to such deferrals by submitting a written election form prior to April 30, 2001. With respect to the 2002 calendar year and thereafter, investment elections shall be made at the time of deferral.

A participant may elect to allocate his existing account balance between the Interest Income Account and the Common Stock Account by submitting a written election form prior to April 30, 2001.

The average of the amount credited to a participant's Interest Income Account on the last day of each month during the year will be credited with interest equivalents as each July 1 and January 1. The rate of interest equivalents to be credited will be equal to the six-month Treasury bill rate in effect on each such date.

On the last trading day of each month, the Company shall credit a participant's Common Stock Account with a number of units equal to the number of the Company's Class A common shares (the "Common Shares") that could be purchased with the amount allocated to such account during the period, based on the fair market value of the Common Shares on that date. A participant's Common Stock Account also will be credited from time to time with additional units equal to the number of Common Shares that could be purchased with any dividends paid on the Common Shares, based on the fair market value of the Common Shares on the date the dividend is paid. For purposes of this Plan, "fair market value" means, for any given day, the average of the high and low prices of the Common Shares as reported by the American Stock Exchange.

The Company shall prepare an annual statement for each participant showing the amount credited to the participant's account.

During the deferral period, no participant will have any rights to the amounts which he has deferred. No participant or his legal representatives or any beneficiary designated by him shall have any right, other than the right of an unsecured general creditor of the Company, in respect to the account of such participant established hereunder.

5.

Payment of Account: Amounts standing to the credit of a participant's account shall be paid, or commence to be paid, upon the termination of the deferral period. The effective date for such payment, or commencement of payments, shall be the January 15 coincident with or next following the termination of the deferral period. Actual payment shall be made not later than the following January 31. All payments shall be made in cash, and shall be measured by the amount credited to such participant's account as of the December 31 preceding such January 15. The cash value of a participant's Common Stock Account shall be equal to the number of units in such account multiplied by the fair market value of one Common Share.

Payments of deferred compensation may be made either in a single lump sum or in annual installments over a period of up to ten (10) years, as the participant has elected in writing at the time of his election to defer compensation under the Plan. In the absence of any effective election, payment shall be made in five (5) annual installments. In the case of installment payments, interest equivalents shall continue to be credited in accordance with Paragraph 3 during the payment period. A participant may elect to change the method of payment at any time up to one (1) year prior to the commencement of payments.

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6.

Payment of Account to Beneficiary Upon Death: If a participant who has deferred compensation under the Plan dies before he has received payment of the full amount credited to his account, such unpaid portion will be paid to the participant's beneficiary as stated on the deferral election form. If no beneficiary has been stated, such unpaid portion shall be paid to the participant's legal representatives or to such other person(s) as may be entitled thereto as determined by a court of competent jurisdiction.

7.

Share Adjustments: In the event there is any change in the Common Shares resulting from stock splits, stock dividends, combinations or exchanges of share or other similar capital adjustments, equitable proportionate adjustments shall automatically be made without further action by the Board to the number of units credited to a participant's Common Stock Account.

8.

Non-Transferability: The deferred compensation payable under this Plan shall not be subject to alienation, assignment, garnishment, execution, or levy of any kind, and any attempt to cause any compensation to be so subjected shall be recognized.

9.

Amendment and Termination: This Plan may be amended in any way or may be terminated, in whole or in part, at any time, and from time to time, by the Board of Directors of the Company. The foregoing provisions of this paragraph notwithstanding, no amendment or termination of the Plan shall adversely affect the amounts payable hereunder on account of compensation deferred prior to the effective date of such amendment or termination.

10.

Rhode Island Law to Govern: This Plan, and all actions taken hereunder, shall be governed by and construed in accordance with the laws of the State of Rhode Island, except as such laws may be superseded by any applicable Federal laws.

11.	Effective Date: This Plan was adopted by the Board as of February 20, 2001 as a continuation of the Employee Plan that heretofore applied to the Company's non-employee directors.

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